November 8, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Funds listed in Appendix I (the Funds) and, under the date of October 29, 2024, we reported on the financial statements of the Funds as of and for the years ended August 31, 2024 and 2023. On October 24, 2024, we were notified that the Funds appointed PricewaterhouseCoopers LLP as its principal accountant for the year ending August 31, 2025 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audits of the Funds’ financial statements as of and for the year ended August 31, 2024, and the issuance of our reports thereon. On October 29, 2024, we completed our audits and the auditor-client relationship ceased.

We have read the statements made by the Funds included under Item 8 of Form N-CSR dated November 8, 2024, and we agree with such statements, except we are not in a position to agree or disagree with the Funds’ statements in section b of Item 8 of Form N-CSR.

Very truly yours,

/s/ KPMG LLP

Attachment

Appendix I

Nuveen Investment Funds, Inc.

Nuveen Credit Income Fund (FHIB)

Nuveen Strategic Income Fund (FTRB)